Ally Announces Stress Capital Buffer
CHARLOTTE, N.C., June 29, 2020 /PRNewswire/ -- Ally Financial Inc. (NYSE: ALLY) today announced that its Stress Capital Buffer (SCB) is 3.5%, as determined by the Board of Governors of the Federal Reserve System (Federal Reserve) in connection with the 2020 Comprehensive Capital Analysis and Review (CCAR).
“Ally entered the current environment with a strong capital position and resilient balance sheet,” said Ally Chief Executive Officer Jeffrey J. Brown. “Our proven ability to lead, adapt and innovate strengthens my confidence in delivering on our long-term strategic priorities as we continue serving as a source of strength for our customers and communities. We intend to maintain our current common dividend for the third quarter, subject to approval by Ally’s board of directors.”
About Ally Financial Inc.
Ally Financial Inc. (NYSE: ALLY) is a leading digital financial-services company with $182.5 billion in assets as of March 31, 2020. As a customer-centric company with passionate customer service and innovative financial solutions, we are relentlessly focused on “Doing it Right” and being a trusted financial-services provider to our consumer, commercial, and corporate customers. We are one of the largest full-service automotive-finance operations in the country and offer a wide range of financial services and insurance products to automotive dealerships and consumers. Our award-winning online bank (Ally Bank, Member FDIC and Equal Housing Lender) offers mortgage lending, personal lending, and a variety of deposit and other banking products, including savings, money-market, and checking accounts, certificates of deposit (CDs), and individual retirement accounts (IRAs). Additionally, we offer securities-brokerage and investment-advisory services through Ally Invest. Our robust corporate finance business offers capital for equity sponsors and middle-market companies.
For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

Contacts:
Daniel Eller
Ally Investor Relations
704-444-5216
Daniel.Eller@ally.com

Rebecca Anderson
Ally Communications (Media)
980-312-8681
Rebecca.Anderson@ally.com